Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
September 15, 2008
NYSE Symbol: CPK

DIANNA F. MORGAN JOINS CHESAPEAKE UTILITIES
CORPORATION’S BOARD OF DIRECTORS

Dover, Delaware – Chesapeake Utilities Corporation (NYSE: CPK) today announced that Dianna F. Morgan, a former Walt Disney World Company executive, was appointed to Chesapeake’s Board of Directors last week.

“Dianna brings significant expertise to Chesapeake’s Board, drawing upon her many years of experience in the public relations, governmental relations and human resources areas. Chesapeake has significantly grown its Florida natural gas operations over the last five years and Dianna, through her many affiliations, clearly understands the Florida market and its opportunities for growth,” said John R. Schimkaitis, Chesapeake’s President and CEO.

“As a member of Chesapeake’s Board, Dianna’s remarkable talent and vision will benefit our shareholders, customers and employees,” Mr. Schimkaitis added. “In addition, I think Dianna’s insight, coupled with her experience, expertise and Florida ties, will add a new dimension to our already engaged Board discussions.”

After a 30-year career with Walt Disney World Company, Ms. Morgan retired in 2001. As Senior Vice President of Public Affairs, she was responsible for the company’s Media Relations and Governmental Relations efforts. She also oversaw the Disney Institute – a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. Prior to that, she served as Disney’s Senior Vice President of Human Resources when the Walt Disney World Company was recognized as the largest single site employer in the country.

Currently, Ms. Morgan is the Chair of the Board of Trustees for the University of Florida. She was originally appointed to the University’s Board by Governor Jeb Bush in 2001. The University is the third largest university in the nation. In addition, Ms. Morgan currently serves on the Board of Directors of CNL Bancshares, Inc., a $1.4 billion multi-bank holding company headquartered in Orlando, Florida. Prior to that, she served on the Board of Directors for CNL Hotels and Resorts, Inc., where she chaired the Compensation Committee and served as a member of the Audit Committee.  Ms. Morgan is also a member of the Board of Directors of Orlando Health (formerly Orlando Regional Healthcare System) and serves as Vice-Chair of the national board for the Children’s Miracle Network.

“Chesapeake has achieved long-standing success in the natural gas distribution and transmission businesses. Their growth strategy is exciting as it provides a framework for continued success in the future, not only on the Delmarva Peninsula but in Florida as well,” said Ms. Morgan. “I am excited to join such a dynamic team, and look forward to working closely with the Board during the next phase of Chesapeake’s growth.”

Ms. Morgan’s previous Board affiliations include serving on the Boards of Directors for the Florida Chamber of Commerce and Rollins College Hamilton Holt School. Previous governmental appointments include the Orange County Commission on Children, the Orange County Tourist Development Commission, the Florida Tourism Commission and Enterprise Florida, the state’s public-private economic development agency.

Ms. Morgan is a graduate of Rollins College with a Bachelor’s of Art degree in Organizational Communications. In 2000, she was named Alumna of the Year. A lifelong resident of Florida, she and her husband, Chris, reside in Windermere.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at http://www.chpk.com.

For more information, contact:
John R. Schimkaitis
President and Chief Executive Officer
302.734.6799

Beth W. Cooper
Vice President, Treasurer and Corporate Secretary
302.734.6022